                                                                EXHIBIT 99.1


                             [LETTERHEAD OF PIMCO]

FOR IMMEDIATE RELEASE

        FOR MORE INFORMATION, MEDIA
        ---------------------------

               For PIMCO Advisors: Mike Walker, Dave Sanson 714-361-7520 For Oppenheimer Capital: Larry Becker 212-504-1611

        FOR MORE INFORMATION, INVESTORS
        -------------------------------

               For PIMCO Advisors: Kelli Powell 800-387-4626
               For Oppenheimer Capital: 212-504-1610

               PIMCO ADVISORS L.P., AND OPPENHEIMER CAPITAL, L.P.
               ANNOUNCE COMPLETION OF PIMCO ADVISORS ACQUISITION
                 OF ONE-THIRD INTEREST IN OPPENHEIMER CAPITAL;
                    PIMCO ADVISORS ANNOUNCES PLAN TO ACQUIRE
                REMAINING TWO-THIRDS OF OPPENHEIMER CAPITAL AND
               TO COMBINE PUBLIC OWNERSHIP OF PIMCO ADVISORS L.P.
                         WITH OPPENHEIMER CAPITAL, L.P.

NEWPORT BEACH, CA, and NEW YORK, NY (November 5, 1997) -- PIMCO Advisors L.P. (NYSE: PA) and Oppenheimer Capital, L.P. (NYSE: OCC) today reported completion of the purchase by PIMCO Advisors L.P. ("PIMCO Advisors") of the approximately one-third, privately held managing general partner interest in Oppenheimer Capital (the "Operating Partnership"), a premiere value equity investment manager. The firms also announced today their definitive agreement for PIMCO Advisors to acquire the remaining approximately two-thirds of the Operating Partnership now held by Oppenheimer Capital, L.P. for 26.1 million PIMCO Advisors Class A units, equating to 1.67 PIMCO Advisors Class A units for each Oppenheimer Capital, L.P. unit, subject only to federal antitrust approval. PIMCO Advisors also announced their intention to cause a 1.67 to one Oppenheimer Capital, L.P. unit split on December 1, 1997, and to maintain Oppenheimer Capital, L.P. as a holding company owning one PIMCO Advisors Class A unit for each Oppenheimer Capital, L.P. unit outstanding. On December 31, 1997, PIMCO Advisors will restructure its public ownership with each public PIMCO Advisors unit held by the public being exchanged for one Oppenheimer Capital, L.P. unit. The Operating Partnership will continue with the same investment personnel and process it now employs.

        PIMCO Advisors and its affiliated investment management firms (including the Operating Partnership) will have assets under management exceeding $190 billion, more than 900 employees and nearly 50,000 unitholders. It will manage a mix of approximately 57 percent fixed-income and 43 percent equity assets, with 27 advised and subadvised funds rated four-star or five-star by Morningstar. PIMCO Advisors and its affiliated investment management firms will manage money for more than 50 percent of the Fortune 100 companies. For the nine months ended September 30, 1997, the group had pro forma revenues in excess of $500 million, net income of approximately $114 million and operating cash flow of more than $188 million.

        In the transaction completed today, PIMCO Advisors issued 2.1 million of its Class A Units and provided rights to holders of $230 million of 6 percent Oppenheimer Group, Inc. notes due 2037 to exchange those notes for an additional 6.9 million PIMCO Advisors Class A units. PIMCO Advisors also issued rights to put any of such units to PIMCO Advisors at $25.50 unless certain termination conditions are met.

        As a result of today's transaction, a wholly-owned subsidiary of PIMCO Advisors is the new managing general partner of the Operating Partnership. PIMCO Advisors' general partner, PIMCO Partners, G.P., is now also the general partner of Oppenheimer Capital, L.P.

        In connection with the definitive agreement for PIMCO Advisors to acquire the remaining approximately two-thirds of the Operating Partnership, and the subsequent 1.67 to 1 unit split at December 1, 1997, Oppenheimer Capital, L.P. will be renamed PIMCO Advisors Holdings L.P., which will continue as a holding company owning one PIMCO Advisors Class A unit for each Oppenheimer Capital, L.P. unit outstanding. PIMCO Advisors Holdings L.P. will continue to be listed on the New York Stock Exchange. After the restructuring of PIMCO Advisors public unitholders into units of Oppenheimer Capital, L.P. at December 31, 1997, PIMCO Advisors Holdings L.P. will own approximately 37 percent of PIMCO Advisors and its affiliated investment management firms.

        PIMCO Advisors Holdings, L.P. is expected to distribute substantially all of its after-tax cash flow. Beginning January 1, 1998, it will be subject to a 3.5 percent federal tax on gross income as well as state taxes that together are currently anticipated to raise the partnership's overall tax rate to approximately 4.5 percent of gross income. PIMCO Advisors announced August 5th that the new taxes would have reduced cash flow available for distribution by approximately 10-12 percent, a substantially smaller reduction than if the partnership had become subject to corporate income tax on January 1, 1998.

        Oppenheimer Capital is one of the nation's leading investment management firms with more than $60 billion in assets under management. It is well-known for its value-based investment disciplines, primarily in equity management, serving a broad range of institutional clients, including public and private funds, jointly trusteed funds, endowments, foundations and individuals. Oppenheimer Capital is headquartered in New York, NY.

        PIMCO Advisors is a leading investment management firm with more than $130 billion in assets under management. Its six affiliated investment management firms are widely recognized for providing consistent performance and high quality service for many of the nation's corporate and public pension funds, endowments and foundations. Its affiliated mutual fund complex provides institutional-quality investment management to individual and institutions. PIMCO Advisors is headquartered in Newport Beach, CA.

                                      ####


                                       2